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                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of our one report dated October 22, 2004 relating to the financial statements and financial highlights of AIM Total Return Fund (one of the portfolios constituting AIM Combination Stock & Bond Funds) and our two reports dated February 18, 2005 relating to the financial statements and financial highlights of AIM Balanced Fund and AIM Basic Balanced Fund (two of the portfolios constituting AIM Funds Group), which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2005